Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2010 Financial Results

SAN DIEGO, CA – August 5, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the three and six months ended June 30, 2010.

Second quarter 2010 highlights included:

•

On May 4, 2010, the Company’s New Drug Application (NDA), for its investigational product candidate, OFIRMEV™ (acetaminophen) injection, was resubmitted to the FDA. The FDA subsequently classified the resubmission as a complete Class 2 response and assigned a new Prescription User Drug Fee Act (PDUFA) action date of November 4, 2010.

•

On June 21, 2010, Cadence announced the execution of an exclusive option agreement to acquire Incline Therapeutics, Inc., a privately held specialty pharmaceutical company that is developing IONSYS™ (fentanyl iontophoretic transdermal system). Under the terms of the option agreement, Cadence paid Incline an initial $3.5 million option fee and will pay a second $3.5 million fee upon the commencement of the second option period if Cadence has not yet exercised its option to acquire Incline. The second option period commences on the later to occur of June 21, 2011, or the date on which Incline receives the second tranche of its Series A financing.

•

Also on June 21, 2010, the Company announced that it closed a $30.0 million secured loan facility with Oxford Finance Corporation, Silicon Valley Bank and GE Financial Services, Inc., $20.0 million of which was drawn in June 2010.

Commenting on the second quarter, Ted Schroeder, President and CEO of Cadence stated, “We remain confident in our NDA for OFIRMEV, and are prepared for a strong launch of this product candidate following FDA approval. We believe that the Incline transaction advances our corporate strategy of building a pipeline of late-stage, hospital-focused product candidates with a relatively small initial financial outlay, and are pleased that we were able to strengthen our balance sheet by securing the $30.0 million loan facility.”

Financial Results

For the three months ended June 30, 2010, Cadence reported a net loss of $12.2 million, or $0.24 per share, compared to a net loss of $8.3 million, or $0.17 per share, for the same period in 2009. For the six months ended June 30, 2010, Cadence reported a net loss of $26.1 million, or $0.52 per share, compared to a net loss of $18.7 million, or $0.40 per share, for the comparable period in 2009.

Operating expenses for the three months ended June 30, 2010 increased $3.9 million to $11.9 million, from the $8.0 million reported for the same period in 2009. Operating expenses for the six months ended June 30, 2010 increased $7.5 million to $25.6 million, from the $18.1 million reported for the same period in 2009. These increases were primarily due to significant increases in the company’s sales and marketing expenses as a result of continuing preparations for the potential commercial launch of OFIRMEV, if approved by the FDA. These preparations have included developing a commercial infrastructure and adding headcount to support the launch. Cadence also incurred a charge of $1.2 million during the three and six months ended June 30, 2010 related to the partial cancellation of a capital equipment order.

Partially offsetting these increases during the three and six months ended June 30, 2010, was a decrease in the company’s research and development expenses. This decrease is primarily due to the discontinuation of the company’s omiganan pentahydrochloride product candidate in March 2009 and the completion of its clinical development program for OFIRMEV in May 2009.

As of June 30, 2010, Cadence held cash, cash equivalents and short-term investments of $68.5 million. The company continues to believe that it has sufficient capital resources to fund its operations through the approval of the NDA and the initial launch period of OFIRMEV, and will continue to take steps, where appropriate, to reduce spending and otherwise prudently manage its cash.

Conference Call and Webcast on August 5, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on August 5, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (acetaminophen) Injection

OFIRMEV™, an investigational product candidate, is Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen. Acetaminophen is the most widely used medication for the treatment of pain and fever in the United States and is available in more than 600 combination and single-ingredient prescription and over-the-counter products. Cadence acquired the exclusive rights to OFIRMEV in the United States and Canada in 2006 from Bristol-Myers Squibb, which markets the product as Perfalgan™ in Europe and other parts of the world. IV acetaminophen is approved in approximately 80 countries, including major markets in Europe, where the product is the market leader among all injectable analgesics.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the timeframe in which FDA is expected to complete its review of Cadence’s re-submitted NDA for OFIRMEV, and the company’s belief that the NDA is sufficient for the FDA to ultimately approve this product candidate; Cadence’s readiness to launch OFIRMEV, if approved by the FDA, and the potential strength of any such launch; the sufficiency of the company’s capital resources to fund its operations through the approval of OFIRMEV; Cadence’s ability to complete future drawdowns under its loan facility; the potential for the company to ultimately acquire Incline, the anticipated strategic benefit to Cadence of any such acquisition, and the likelihood that Incline will successfully develop and obtain regulatory approval in the U.S. and other countries for IONSYS; and all of the company’s financial estimates or projections. All such forward-looking statements are based on Cadence’s current beliefs and expectations, and should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release and the conference call due to the risks and uncertainties inherent in the company’s business, including, without limitation: the potential that the FDA may not approve OFIRMEV on a timely basis or at all; Cadence’s dependence on the success of OFIRMEV, which is its only product candidate; the potential for the FDA to require additional data or information as part of its review of the company’s resubmitted NDA for OFIRMEV, including requirements for additional stability batches or other manufacturing data, which may require significant time and expense to produce; Cadence’s reliance on its third-party manufacturer to respond to the FDA’s concerns and address any deficiencies related to the manufacture of OFIRMEV; the risk that the FDA will not complete its review of the company’s re-

submitted NDA for OFIRMEV within the anticipated timeframe, including the possibility that the FDA will decide to re-inspect the OFIRMEV manufacturing facility prior to completing its review; the risk that further FDA scrutiny of the manufacturing site may raise additional issues that must be resolved prior to obtaining approval of the NDA for OFIRMEV, causing further delay and expense; the potential that Cadence will require substantial additional funding in order to obtain regulatory approval for and commercialize OFIRMEV, as well as to exercise its option to acquire Incline and obtain regulatory approval for and commercialize IONSYS, and the risk that the company may not be able to raise sufficient capital when needed, or at all; the risk that delays in obtaining approval for and commercially launching OFIRMEV will enable competitors to further entrench their existing products or develop and bring new products to market before OFIRMEV; the company’s ability to comply with the terms of its loan agreement; the potential for an event of default under the loan agreement, and the corresponding risk of acceleration of repayment and potential foreclosure on the assets pledged to secure the line of credit; the impact of healthcare reform legislation;; and other risks detailed in Cadence’s prior press releases as well as in the company’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence® , OFIRMEV™ and the OFIRMEV™ logo are trademarks of Cadence Pharmaceuticals, Inc. Incline™ and IONSYS™ are trademarks of Incline Therapeutics, Inc. Perfalgan™ is a trademark of Bristol-Myers Squibb Company.

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Contact:	William R. LaRue	Nicole Foderaro
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone : 858-436-1400	Phone :	415-946-1058 – office
415-215-5643 – cell

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses:
Research and development	$2,796,550	$4,079,979	$7,027,436	$10,219,321
Sales and marketing	4,674,449	1,186,139	10,728,950	1,722,254
General and administrative	3,127,756	2,974,605	6,589,364	5,786,352
Other	1,286,279	(237,701)	1,298,262	413,085

Total operating expenses	11,885,034	8,003,022	25,644,012	18,141,012

Loss from operations	(11,885,034)	(8,003,022)	(25,644,012)	(18,141,012)

Other expense, net	(333,902)	(297,059)	(494,017)	(596,432)

Net loss	$(12,218,936)	$(8,300,081)	$(26,138,029)	$(18,737,444)

Basic and diluted net loss per share(1)	$(0.24)	$(0.17)	$(0.52)	$(0.40)

Shares used to compute basic and diluted net loss per share(1)	50,522,489	50,299,362	50,515,959	47,083,492

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009, there is a lack of comparability in the per share amounts between the six month periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$68,545,595	$82,006,153
Restricted cash	1,497,848	1,497,848
Prepaid expenses and other current assets	260,238	549,243

Total current assets	70,303,681	84,053,244
Property and equipment, net	7,771,446	8,300,529
Restricted cash	189,738	189,738
Other assets	3,609,335	19,708

Total assets	$81,874,200	$92,563,219

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,066,061	$2,656,597
Accrued liabilities	4,728,906	7,739,527
Current debt, less discount	—	6,442,327
Other current liabilities	—	22,048

Total current liabilities	6,794,967	16,860,499

Deferred rent	469,374	640,208
Long-term debt, less discount	18,462,899	—
Total stockholders’ equity	56,146,960	75,062,512

Total liabilities and stockholders’ equity	$81,874,200	$92,563,219